This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
Preliminary Pricing Supplement - Subject to Completion (To Prospectus dated December 31, 2019 and Series A Prospectus Supplement dated December 31, 2019) June 29, 2022 BofA Finance LLC	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-234425
$____________ 5-Year Notes with Contingent Interest Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate®, due July 6, 2027
Fully and Unconditionally Guaranteed by Bank of America Corporation
●
The CUSIP number for the notes is 09709T6T3.
●
The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”). The notes are fully and unconditionally guaranteed by the Guarantor.
●
The notes are designed for investors who wish to receive contingent quarterly interest income where the amount of such interest will depend on the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years (the “2y SOFR Swap Rate”) as of the applicable interest determination date + 1.00%.  Interest for an interest period will only be payable if the closing level of the S&P 500® Index (the “SPX”) on the applicable interest determination date is greater than or equal to the Threshold Value.
●
The “Threshold Value” of the SPX will equal 50% of the Starting Value of the SPX. The Starting Value of the SPX will be its closing level on the pricing date.
●
The notes are expected to price on or about June 30, 2022 (the “pricing date”). The notes are expected to mature on or about July 6, 2027.
●
Interest, if payable, will be paid quarterly on January 6, April 6, July 6 and October 6 of each year, beginning on October 6, 2022 and ending on the maturity date.
●
The U.S. Dollar SOFR ICE Swap Rate® for all available tenors was launched by ICE Benchmark Administration Limited (“IBA”) for use as a benchmark on November 8, 2021. The rate and other information about this benchmark that is publicly available is limited. For additional information about the U.S. Dollar SOFR ICE Swap Rate®, see the discussion beginning on page PS-26 under the heading “U.S. Dollar SOFR ICE Swap Rate® and its Methodology.”
●
At maturity, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
●
The notes will not be listed on any securities exchange.
●
The notes will be offered at varying public offering prices related to prevailing market prices. The public offering price will include accrued interest from July 6, 2022, if settlement occurs after that date.
●
The initial estimated value of the notes will be less than the public offering price. The initial estimated value of the notes as of the pricing date is expected to be between $960 and $980 per $1,000 in principal amount of notes. See “Summary” beginning on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS8 of this pricing supplement and “Structuring the Notes” on page PS-33 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
	Per Note	Total
Public Offering Price(1)	$1,000.00	$
Underwriting Discount(1)(2)(3)	$10.00	$
Proceeds (before expenses) to BofA Finance(3)	$990.00	$
(1) Certain dealers who purchase the notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts may be as low as $990.00 (99.00%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
(2) We or one of our affiliates may pay varying selling concessions of up to 1.00% in connection with the distribution of the notes to other registered broker dealers.
(3) The underwriting discount per $1,000 in principal amount of the notes may be as high as $10.00, resulting in proceeds, before expenses, to BofA Finance of as low as $990.00 per $1,000 in principal amount of the notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000 in principal amount of the notes.
The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency. Potential purchasers of the notes should consider the information discussed in “Risk Factors” beginning on page PS-8 of this pricing supplement, page S-5 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. Certain risks relating to the 2y SOFR Swap Rate and the interest rate on the notes are discussed under the heading “Risk Factors—Risks Related to the 2y SOFR Swap Rate” beginning in page PS-8 of this Pricing Supplement.
None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
We will deliver the notes in book-entry form only through The Depository Trust Company on or about July 6, 2022 against payment in immediately available funds.
Prospectus Supplement and Prospectus dated December 31, 2019

BofA Securities
Selling Agent

EXPLANATORY NOTES
The U.S. Dollar SOFR ICE Swap Rate® is administered by ICE Benchmark Administration Limited (“IBA”). Disclosure in this pricing supplement regarding the U.S. Dollar SOFR ICE Swap Rate® and IBA is based on information publicly available on IBA’s website at https://www.theice.com/iba/ice-swap-rate (including any successor or replacement source, the “ICE Swap Rate® Website”).  The foregoing Internet website address is an inactive textual reference only, and neither the ICE Swap Rate® Website, other pages on IBA’s website to which the ICE Swap Rate® Website may contain hyperlinks, nor any of the information or materials available thereon, are incorporated by reference into this pricing supplement.  In addition, the historical rate information set forth in the section “Information About the U.S. Dollar SOFR ICE Swap Rate® And Its Methodology—Historical Levels of 2Y SOFR Swap Rate” has been obtained from information available by paid subscription to the Bloomberg Professional Services service. Neither we nor the selling agent have independently verified the accuracy or completeness of any information publicly available on the ICE Swap Rate Website with respect to the U.S. Dollar SOFR ICE Swap Rate® and IBA, or any historical rate information obtained from the Bloomberg Professional Services service, in connection with the offer and sale of the notes, and neither we nor they make any representation that such publicly available information is accurate or complete.
Capitalized or other defined terms used, but not defined, in this pricing supplement have the respective meanings as are given to them in the accompanying prospectus supplement or the accompanying prospectus, as applicable. Capitalized or other defined terms used and defined in this pricing supplement are sometimes defined after their first use without a reference such as “as defined in this pricing supplement.” Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).
The above referenced prospectus and prospectus supplement may be accessed at the link set forth at the bottom of the cover page of this pricing supplement.

SUMMARY
The 5-Year Notes with Contingent Interest Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate®, due July 6, 2027 (the “notes”) are senior debt securities issued by BofA Finance, and the payment obligations of BofA Finance under the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally in right of payment with all of our other unsecured senior and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.
You should read carefully this entire pricing supplement, and the applicable information in, and incorporated by reference into, the accompanying prospectus supplement and prospectus, as applicable, to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you, including risks relating to the 2y SOFR Swap. Information in this pricing supplement that is inconsistent with information in the accompanying prospectus supplement or prospectus will supersede such information in those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.
The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement or the accompanying prospectus supplement or prospectus, as applicable.
• Title of the Series:	5-Year Notes with Contingent Interest Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate®, due July 6, 2027.
• Issuer:	BofA Finance LLC (“BofA Finance”)
• Guarantor:	Bank of America Corporation (“BAC” or the “Guarantor”)
• Pricing Date:	June 30, 2022
• Issue Date:	July 6, 2022
• Maturity Date:	July 6, 2027
• Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000
• Interest Periods:	Quarterly. Each interest period (other than the first interest period, which will begin on the issue date) will begin on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date, as applicable.
• Interest Determination Dates:

With respect to each interest period, the second U.S. government securities business day preceding the interest payment date for such interest period.

Interest for each interest period will be determined in arrears at the end of each interest period.

• Interest Payment Dates:	Interest, if payable, will be paid on January 6, April 6, July 6 and October 6 of each year, beginning on October 6, 2022. The final interest payment, if payable, will occur on the maturity date.
• Interest Rates:

For each interest period, interest will accrue quarterly at a rate per annum equal to 2y SOFR Swap Rate + 1.00% if the Observation Value of the SPX on the applicable interest determination date is greater than or equal to the Threshold Value. If the Observation Value of the SPX on the applicable interest determination date is less than the Threshold Value, no interest will be payable with respect to the applicable interest period.

The interest rate payable on the notes during these quarterly interest periods may be less than the interest that is payable on a conventional debt security.

• Starting Value:	The closing level of the SPX on the pricing date.
• Observation Value:	The closing level of the SPX on the applicable interest determination date, subject to postponement in the event of a Market Disruption Event or non-Trading Day.
• Threshold Value:	50% of the Starting Value.
• Day Count Convention:	30/360
• 2y SOFR Swap Rate:

“2y SOFR Swap Rate” means the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years as of the applicable interest determination date.

For additional information about 2y SOFR Swap Rate, please see the section in this pricing supplement entitled “Description of the Notes—Interest—Determination of U.S. Dollar SOFR ICE Swap Rate®.”

• Unavailability of the 2y SOFR Swap Rate:

If, on any interest determination date, 2y SOFR Swap Rate does not appear on the Designated SOFR Swap Rate Page at approximately 12:15 p.m., New York City time, or if we or the calculation agent (after consulting with us) determines that a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred with respect to such rate, then the 2y SOFR Swap Rate for such date will be determined as described under “Description of the Notes—Interest—Determination of U.S. Dollar SOFR ICE Swap Rate®” in this pricing supplement.

• Payment at Maturity:	The payment at maturity will equal the principal amount of the notes, plus any accrued but unpaid interest.

• Early Redemption at Our Option:	None
• Repayment at Option of Holder:	None
• Business Day Convention; Business Days:

If any interest payment date or the maturity date occurs on a day that is not a business day in New York, New York, then the payment will be postponed until the next business day in New York, New York. No additional interest will accrue on the notes as a result of such postponement, and no adjustment will be made to the length of the relevant interest period.

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

• Record Dates for Interest Payments:

For book-entry only notes, one business day in New York, New York prior to the payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment day, whether or not such record date is a business day.

• Calculation Agent:	Merrill Lynch Capital Services, Inc. (“MLCS”)
• Listing:	None
• Initial Estimated Value:

Payments on the notes depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the SPX and the 2y SOFR Swap Rate. The economic terms of the notes are based on BAC’s internal funding rate, which is the rate BAC would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this pricing supplement, we have provided the initial estimated value range for the notes as of the date of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the notes as of the pricing date. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-33.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Risks Related to the 2y SOFR Swap Rate

IBA launched the U.S. Dollar SOFR ICE Swap Rate® for use as a benchmark in order to aid the market’s transition to SOFR and away from U.S. dollar LIBOR. The following discussion of certain risks relating to the notes is based on information related to the U.S. Dollar SOFR ICE Swap Rate® that is made publicly available on the ICE Swap Rate® Website as of the date of this pricing supplement, which information is subject to change at any time after such date. For further information about the U.S. Dollar SOFR ICE Swap Rate®, see “Information About U.S. Dollar SOFR ICE Swap Rate® And Its Methodology.”

The U.S. Dollar SOFR ICE Swap Rate® is a new benchmark that was launched by IBA on November 8, 2021. The future performance of the U.S. Dollar SOFR ICE Swap Rate® cannot be predicted based on the limited historical information available.

IBA began publication of the U.S. Dollar SOFR ICE Swap Rate® on November 8, 2021. As a result, there is very limited historical information on which to evaluate the performance of this benchmark or on which to base a prediction as to its future performance, which may bear little or no relation to such limited information. The very limited historical information is not necessarily indicative of the future performance of the U.S. Dollar SOFR ICE Swap Rate® or the value of the notes, and any historical upward or downward trend in the level of the U.S. Dollar SOFR ICE Swap Rate® during any period is not an indication that the level of the benchmark is more or less likely to increase or decrease over the term of the notes. An investment in the notes may involve more risk than investing in notes linked to benchmarks or indices with established performance records, where a longer history of performance may be available so that you have more information on which to base an investment decision.

The composition of the U.S. Dollar SOFR ICE Swap Rate® is not the same as the U.S. Dollar LIBOR ICE Swap Rate®, and the U.S. Dollar SOFR ICE Swap Rate® is not expected to be a comparable substitute or replacement for the U.S. Dollar LIBOR ICE Swap Rate®.

The U.S. Dollar LIBOR ICE Swap Rate® seeks to represent the mid-price for the semi-annual fixed leg of an interest rate swap where the floating leg is based on three-month U.S. dollar LIBOR payable quarterly, calculated on the basis of a 360-day year consisting of twelve 30-day months. The U.S. Dollar SOFR ICE Swap Rate® seeks to represent the annual fixed leg of an interest rate swap where the floating leg is based on a compounded average of the daily Secured Overnight Financing Rate (“SOFR”) administered by the Federal Reserve Bank of New York (the “New York Fed”) (or any successor administrator) compounded in arrears for twelve months payable annually using standard market conventions, calculated on the basis of the actual number of days elapsed, with a year presumed to comprise 360 days. The composition and characteristics of this SOFR rate are not the same as those of three-month U.S. dollar LIBOR, nor is this SOFR rate the economic equivalent of three-month U.S. dollar LIBOR. Thus, the U.S. Dollar SOFR ICE Swap Rate® has been designed with respect to swap transactions referencing a rate that differs in significant respects from the rate referenced in the swap transactions with respect to which the U.S. Dollar LIBOR ICE Swap Rate® was designed. As a result, the interest rate on and value of the notes may perform differently over time from the manner in which the interest rate and value of notes with comparable terms and provisions that were linked to the U.S. Dollar LIBOR ICE Swap Rate® would perform.

A lack of input data may impact IBA’s ability to calculate and publish the SOFR ICE Swap Rate® for one or more tenors.

The input data for the U.S. Dollar SOFR ICE Swap Rate® is based on swaps referencing SOFR as the floating leg. The U.S. Dollar SOFR ICE Swap Rate® is dependent on receiving sufficient eligible input data, from the trading venue sources identified by IBA in accordance with the “Waterfall” methodology for each applicable U.S. Dollar SOFR ICE Swap Rate® tenor. The ability of the applicable trading venues to provide sufficient eligible input data in accordance with the Waterfall methodology depends on, among other things, there being a liquid market in swap contracts referencing SOFR on such trading venues, which in turn depends, among other things, on there being a liquid market in loans, floating rate notes and other financial contracts referencing SOFR. Because SOFR’s use as a reference rate for financial contracts began relatively recently and the related market for SOFR-based swaps is relatively new, there is limited information on which to assess potential future liquidity in SOFR-based swap markets or in the market for SOFR-based financial contracts more generally. If the market for SOFR-based swap contracts is not sufficiently liquid, or if the liquidity in such market proves to be volatile, this could result in the inability of IBA to calculate the U.S. Dollar SOFR ICE Swap Rate® on certain occasions, which could materially adversely affect the reliability of U.S. Dollar SOFR ICE Swap Rate®, and could adversely affect the return on and value of the notes and the price at which you are able to sell the notes in the secondary market, if any. In addition, if SOFR does not maintain market acceptance for use as a reference rate for U.S. dollar denominated financial contracts, uncertainty about SOFR may adversely affect the return on and the value of the notes.

The information regarding the U.S. Dollar SOFR ICE Swap Rate® that IBA makes publicly available is limited.

Certain information and materials relating to the U.S. Dollar SOFR ICE Swap Rate® are available on ICE Swap Rate® Website. Currently, publicly available rate information for the U.S. Dollar SOFR ICE Swap Rate® can be viewed only on the ICE Report Center on the ICE Swap Rate® Website, and, for any particular day, the only rate available for viewing is the rate published for the preceding publication day. In addition, as of the date of this pricing supplement, such rate appearing on the ICE Report Center is rounded to two decimal places and does not represent the actual U.S. Dollar SOFR ICE Swap Rate® rates that will be used to determine the 2y SOFR Swap Rate for purposes of calculating interest on the notes (which rates will be those published on the Designated SOFR Swap Rate Page and rounded to three decimal places). As of the date of this pricing supplement, a paid subscription to the Bloomberg Professional Services service is required to obtain additional U.S. Dollar SOFR ICE Swap Rate® data (such as historical U.S. Dollar SOFR ICE Swap Rate® rates rounded to three decimal places). IBA has not indicated whether such information will become publicly available in the future or the U.S. Dollar SOFR ICE Swap Rate® will be made available from another source. As a result of this limited publicly available information, it may be difficult for you to determine the applicable U.S. Dollar SOFR ICE Swap Rate® for a specific date or dates.

The 2y SOFR Swap Rate may be modified or discontinued, which could adversely affect the return on, value of or market for the notes.

IBA (or any successor administrator) may make methodological or other changes that could change the value of 2y SOFR Swap Rate, including changes related to the method by which such rate is calculated, eligibility criteria applicable to the transactions used to calculate such rates, including the trading venues for such transactions, or timing related to the determination or publication of such rates, or may cease the calculation or dissemination of such rates.

Depending on the circumstances, such change or cessation could be implemented with little or no public notice or consultation. Any such changes may result in a reduction of the 2y SOFR Swap Rate and, in turn, reduce the amount of interest payable on the notes, which may adversely affect the return on, value of and market for of the notes. In addition, the 2y SOFR Swap Rate is determined by IBA based on data received from sources other than BofA Finance or BAC, and neither BofA Finance nor BAC has any control over the methods of calculation, publication schedule, rate revision practices or availability of such data.

If the 2y SOFR Swap Rate does not appear on the Designated SOFR Swap Rate Page at the specified time, and a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have not occurred, the applicable rate will be determined by the calculation agent (which is one of our affiliates) using alternative methods, which will involve the exercise of discretion by the calculation agent.

If the 2y SOFR Swap Rate does not appear on the Designated SOFR Swap Rate Page at the specified time on an applicable interest determination date (for example, as a result of insufficient liquidity in the underlying applicable SOFR swap contracts market) and a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have not occurred with respect to the 2y SOFR Swap Rate the calculation agent will determine the 2y SOFR Swap Rate for such applicable interest determination date in its sole discretion, after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of estimating such rate. This method of determining the 2y SOFR Swap Rate may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on the notes if the 2y SOFR Swap Rate had been published in accordance with IBA’s (or any successor administrator’s) usual policies and procedures governing determination and publication of the such rate and appeared on the Designated SOFR Swap Rate Page at the specified time. In addition, in determining the 2y SOFR Swap Rate in this manner, the calculation agent, will have no obligation to consider your interests as an investor in the notes and may have economic interests that are adverse to your interests.

If a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date are determined to have occurred with respect to the 2y SOFR Swap Rate, the SOFR Swap Rate Replacement may not be a suitable replacement for such rate.

If we or the calculation agent (after consulting with us) determines that a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred with respect to the 2y SOFR Swap Rate, then the applicable SOFR Swap Rate Replacement will replace the 2y SOFR Swap Rate for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as described under “Description of the Notes—Interest—Determination of U.S. Dollar SOFR ICE Swap Rate®” in this pricing supplement. The SOFR Swap Rate Replacement will be the alternate interest rate that has been selected by us or the calculation agent (after consulting with us) as an industry-accepted replacement for the 2y SOFR Swap Rate for U.S. dollar-denominated floating-rate notes at such time, plus the applicable SOFR Swap Rate Replacement Adjustment (if any). If we or the calculation agent (after consulting with us) determines that there is no such replacement rate as of any applicable date of determination, then the 2y SOFR Swap Rate will be determined by us or the calculation agent (after consulting with us), after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of estimating such rate. After determination of the SOFR Swap Rate Replacement, interest on the notes no longer will be determined by reference to the applicable 2y SOFR Swap Rate but instead will be determined by reference to the applicable SOFR Swap Rate Replacement.
There is no assurance that any SOFR Swap Rate Replacement will be similar to the 2y SOFR Swap Rate in any respect as it is determined and published by IBA as of the date of this pricing supplement, or that any SOFR Swap Rate Replacement will produce the economic equivalent of the 2y SOFR Swap Rate as a reference rate for determining the interest rate on the notes or otherwise be a suitable replacement or successor for such rate. In addition, it is possible that, at the time of the occurrence of a SOFR Swap Rate Replacement Event and related SOFR Swap Rate Replacement Date, no industry-accepted interest rate as a replacement for the 2y SOFR Swap Rate will exist and there may be disagreement regarding the selection of a replacement rate for the 2y SOFR Swap Rate. Notwithstanding the foregoing, the determination of the SOFR Swap Rate Replacement will become effective without your consent or the consent of any other party. Use of the SOFR Swap Rate Replacement may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on such notes in the absence of a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date.
In addition, although the applicable swap rate transition provisions set forth in this pricing supplement under set forth under “Description of the Notes—Interest—Determination of U.S. Dollar SOFR ICE Swap Rate®” provide for a SOFR Swap Rate Replacement Adjustment to be added to the Unadjusted SOFR Swap Rate Replacement, such SOFR Swap Rate Replacement Adjustment may be zero or negative, and there is no guarantee that the SOFR Swap Rate Replacement Adjustment (if any) will make the Unadjusted SOFR Swap Rate Replacement equivalent to the 2y SOFR Swap Rate as it is calculated and published by IBA as of the date of this pricing supplement.
The secondary trading market for notes referencing the U.S. Dollar SOFR ICE Swap Rate® may be limited.
Publication of the U.S. Dollar SOFR ICE Swap Rate® began on November 8, 2021 and as of the date of this pricing supplement, use of this rate as a reference rate for floating rate notes is very limited. In addition, such rate may not be widely used as such in the future. If the U.S. Dollar SOFR ICE Swap Rate® does not prove to be widely used as a benchmark in securities that are similar or comparable to the notes, a trading market for the notes may fail to develop or be maintained, and the trading price of the notes may be lower than those of debt securities with interest rates based on rates that are more widely used.
We or our affiliates may publish research that could affect the market value of the notes.
We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the 2y SOFR Swap Rate specifically. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the market value of the notes.
Structure-related Risks
Your return on the notes may be less than the yield on a conventional debt security of comparable maturity.  The return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

The interest payable on the notes during any quarterly interest period will not reflect changes in the level of the SPX or the 2y SOFR Swap Rate other than on the interest determination dates.  Changes in the level of the SPX or the 2y SOFR Swap Rate during the term of the notes other than on the interest determination dates will not affect the interest payable, if any, on the notes. The calculation agent will determine whether interest is payable and calculate the interest payable, if any, during any quarterly interest period based on the levels of the SPX and the 2y SOFR Swap Rate on the interest determination dates. No other levels of the SPX or the 2y SOFR Swap Rate will be taken into account.
You may not receive an interest payment on one or more interest payment dates or the notes may pay interest at a floating rate that may be as low as 0.00% per annum on one or more interest payment dates. For each interest period, interest will accrue quarterly at a rate per annum equal to 2y SOFR Swap Rate + 1.00% if the Observation Value of the SPX on the applicable interest determination date is greater than or equal to the Threshold Value. If the Observation Value of the SPX on the applicable interest determination date is less than the Threshold Value, no interest will be payable with respect to the applicable interest period. Even if the Observation Value of the SPX is greater than or equal to the Threshold Value on the applicable interest determination date, the rate at which the notes will bear interest during each quarterly interest period will depend on the level of the 2y SOFR Swap Rate. As a result, the interest payable on the notes, if any, will vary with fluctuations in the level of the 2y SOFR Swap Rate. It is impossible to predict whether the level of the 2y SOFR Swap Rate will rise or fall or the amount of interest payable on the notes. As a result of the foregoing, you may receive minimal or no interest for extended periods of time or even throughout the remaining term of the notes. The interest rate that will apply at any time on the notes may be more or less than other prevailing market interest rates at such time.  As a result, the amount of interest you receive on the notes may be less than the return you could earn on other investments.
Interest payments due on the notes, if any, will be determined only at the end of the relevant interest period. Interest payments due on the notes, if any, will be determined only at the end of the relevant interest period. Therefore, investors in the notes will not know the amount of interest payable with respect to each interest period, if any, until shortly prior to the related interest payment date, and it may be difficult for investors in the notes to estimate reliably the amounts of interest that will be payable on each such interest payment date at the beginning of or during the relevant interest period. In addition, some investors may be unwilling or unable to trade the notes without changes to their information technology systems, which could adversely impact the liquidity and trading price of the notes.
All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes.  The notes are our senior unsecured debt securities. All payments on the notes will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments of interest and principal on the notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the notes on the applicable payment date, regardless of the level of the SPX or the 2y SOFR Swap Rate. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes or on the maturity date.  If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date of the notes may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the levels of the SPX and the 2y SOFR Swap Rate during the term of the notes, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the notes in the ordinary course. However, we will have no assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims will be limited to those available under the Guarantor’s guarantee of such notes, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations.  Holders of the notes will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of the notes, and holders of the notes should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.
The Guarantor’s ability to make payments under its guarantee of the notes will depend upon its receipt of funds from its subsidiaries, and applicable laws and regulations, and actions taken under the Guarantor’s resolution plan, could restrict the ability of its subsidiaries to transfer such funds. The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. The Guarantor’s ability to make payments under its guarantee of our payment obligations on the notes depends upon the Guarantor’s receipt from its subsidiaries of dividends and other distributions, loans, advances and other payments. Any inability of these subsidiaries to pay dividends or make payments to the Guarantor may adversely affect the Guarantor’s cash flow and financial condition. Many of these subsidiaries, including bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to the Guarantor or to its other subsidiaries. In addition, the Guarantor’s bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Lower earnings in these subsidiaries can reduce the amount of funds available to the Guarantor. Adverse business and economic conditions, including changes in interest and currency exchange rates, illiquidity or volatility in areas where the Guarantor has concentrated credit risk, and a failure in or breach of its operational or security systems or infrastructure, could affect its businesses and results of operations. Intercompany arrangements the Guarantor has entered into in connection with its resolution planning could restrict the amount of funding available to it from its subsidiaries under certain adverse conditions, as described below under “—A resolution under the Guarantor’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the notes.”  These restrictions could prevent the Guarantor’s subsidiaries from paying dividends or making other distributions to the Guarantor or otherwise providing funds to the Guarantor that the Guarantor needs in order to make payments under its guarantee of our payment obligations on the notes. Also, the Guarantor’s right to participate in any distribution of assets of any of its subsidiaries upon such subsidiary’s liquidation or otherwise will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of the Guarantor’s claims as a creditor of such subsidiary may be recognized.
A resolution under the Guarantor’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the notes. The Guarantor is required periodically to submit a plan to its primary regulatory authorities describing its resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In the Guarantor’s current plan, its preferred resolution strategy is a single point of entry strategy. This strategy provides that only the Guarantor (the parent holding company) files for resolution under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Guarantor bankruptcy. The Guarantor has entered into intercompany arrangements governing the contribution of capital and liquidity with these key subsidiaries. As part of these arrangements, the Guarantor has transferred most of its assets (and has agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of the Guarantor’s remaining assets secure its ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided a committed line of credit that, in addition to the Guarantor’s cash, dividends and interest payments, including interest payments the Guarantor receives in respect of the subordinated note, may be used to fund the Guarantor’s obligations. These intercompany arrangements include provisions to terminate the line of credit, forgive the subordinated note and require the Guarantor to contribute its remaining financial assets to the wholly-owned holding company subsidiary if the Guarantor’s projected liquidity resources deteriorate so severely that resolution becomes imminent, which could materially and adversely affect the Guarantor’s liquidity and ability to meet its payment obligations, including under its guarantee of our payment obligations on the notes.  In addition, the Guarantor’s preferred resolution strategy could result in holders of the notes being in a worse position and suffering greater losses than would have been the case under bankruptcy or other resolution scenarios or plans.
Under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Financial Reform Act”), when a global systemically important banking organization (“G-SIB”), such as the Guarantor, is in default or danger of default, the Federal Deposit Insurance Corporation (“FDIC”) may be appointed receiver in order to conduct an orderly liquidation of such institution. In the event of such appointment, the FDIC could, among other things, invoke the orderly liquidation authority, instead of the U.S. Bankruptcy Code, if the Secretary of the U.S. Department of Treasury makes certain financial distress and systemic risk determinations. In 2013, the FDIC issued a notice describing its preferred “single point of entry” strategy for resolving a G-SIB. Under this approach, the FDIC could replace the Guarantor with a bridge holding company, which could continue operations and result in an orderly resolution of the underlying bank, but whose equity would be held solely for the benefit of the Guarantor’s creditors. The FDIC’s single point of entry strategy may result in holders of the notes suffering greater losses than would have been the case under a bankruptcy proceeding or a different resolution strategy with respect to payments received under the Guarantors’ guarantee of the notes.
The Guarantor’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of the Guarantor’s subsidiaries. Because the Guarantor is a holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. As a result, any obligations of the Guarantor under its guarantee of the notes will be structurally subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments under the Guarantor’s guarantee of the notes. Further, creditors of the Guarantor’s subsidiaries recapitalized pursuant to the Guarantor’s resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including the Guarantor’s contributed assets.  In addition, any obligations of the Guarantor under its guarantee of the notes will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to the Guarantor’s secured obligations to the extent of the value of the assets securing such obligations.

Each of BofA Finance LLC and the Guarantor is permitted to sell, convey or transfer all or substantially all of its assets to one or more of the Guarantor’s majority-owned subsidiaries and, in either such event, such subsidiary or subsidiaries will not be required under the indenture relating to the notes to assume our obligations under the notes or the Guarantor’s obligations under its guarantee of the notes, as the case may be. We and the Guarantor each may sell, convey or transfer all or substantially all of its assets to one or more entities that are direct or indirect majority-owned subsidiaries of the Guarantor in which the Guarantor and/or one or more of its subsidiaries owns more than 50% of the combined voting power, and under the indenture under which the notes will be issued, including the provisions thereof relating to the Guarantor’s guarantee of the notes, such subsidiary or subsidiaries will not be required to assume our obligations under the notes or the Guarantor’s obligations under its guarantee thereof, as the case may be. In either such event, (i) we will remain the sole obligor on the notes and the Guarantor will remain the sole obligor on the guarantee of the notes, as the case may be, (ii) creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims and (iii) obligations of the Guarantor under its guarantee of our notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets.  See “Description of Debt Securities—Limitation on Mergers and Sales of Assets” beginning on page 21 of the accompanying prospectus for more information.
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to the notes. The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to the notes. Furthermore, it will not constitute an event of default with respect to the notes if the guarantee by the Guarantor ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit the notes to be declared due and payable. In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets) will not permit the notes to be declared due and payable. The value you receive on the notes may be significantly less than what you otherwise would have received had the notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.
Risks Related to the SPX
Our offering of the notes does not constitute a recommendation of the SPX. You should not take our offering of the notes as an expression of our views about how the SPX will perform in the future. As we are part of a global financial institution, we, the Guarantor and our other affiliates may, and often do, have positions (both long and short) in the SPX that may conflict with an investment in the notes. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.
Our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in the notes and any such research, opinions or recommendations could adversely affect level of the SPX. In the ordinary course of business, our affiliates may have published research reports, expressed opinions or provided recommendations on the SPX or the equity securities represented by the SPX, the applicable financial markets or other matters that may influence the level of the SPX and the value of the notes, and may do so in the future. These research reports, opinions or recommendations may be communicated to our clients and clients of our affiliates and may be inconsistent with purchasing or holding the notes. Any research reports, opinions or recommendations expressed by our affiliates may not be consistent with each other and may be modified from time to time without notice. Moreover, other professionals who deal in markets relating to the SPX may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the SPX or the securities represented thereby from multiple sources, and you should not rely on the views expressed by our affiliates.
The publisher of the SPX may adjust the SPX in a way that affects its levels, and the publisher has no obligation to consider your interests. We, the Guarantor and our affiliates, including the Selling Agents, have no affiliation with the publisher of the SPX (the “Index Publisher”). Consequently, we have no control of the actions of the Index Publisher. The Index Publisher can add, delete, or substitute the components included in the SPX or make other methodological changes that could change its level. A new security included in the SPX may perform significantly better or worse than the replaced security, and the performance will impact the level of the SPX. Additionally, the Index Publisher may alter, discontinue, or suspend calculation or dissemination of the SPX. Any of these actions could adversely affect the value of your notes. The Index Publisher will have no obligation to consider your interests in calculating or revising the SPX.
The business activities of us, the Guarantor and any of our other affiliates, including the Selling Agents, relating to the companies included in the SPX may create conflicts of interest with you.  We, the Guarantor and/or our other affiliates, including the Selling Agents, at the time of this offering of the notes or in the future, may engage in business with the companies included in the SPX, including making loans to or equity investments in, or providing investment banking, asset management, or other services to, those companies, their affiliates and their competitors.
In connection with these activities, we, the Guarantor or our other affiliates, including the Selling Agents, may receive information about those companies that we or they will not divulge to you or other third parties. One or more of our affiliates may have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may adversely affect the value of the SPX and, consequently, the market value of your Notes. We, the Guarantor and our other affiliates, including the Selling Agents, do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the securities represented by the SPX. Any prospective purchaser of the notes should undertake an independent investigation of the companies represented by the SPX to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The offering of the notes does not reflect any investment recommendations from us, the Guarantor or our other affiliates, including the Selling Agents.
We, the Guarantor and any of our other affiliates, including the Selling Agents, do not control any company included in the SPX and have not verified any disclosure made by any of those companies.  We, the Guarantor or our other affiliates, including the Selling Agents, currently, or in the future, may engage in business with the Index Publisher or companies represented by the SPX, and we, the Guarantor or our other affiliates, including the Selling Agents, may from time to time own securities of companies represented by the SPX. However, none of us, the Guarantor or any of our other affiliates, including the Selling Agents, have the ability to control the actions of the Index Publisher or any of these companies or have undertaken any independent review of, or made any due diligence inquiry with respect to the Index Publisher or any of these companies, unless (and only to the extent that) our securities or the securities of the Guarantor or our other affiliates are included in the SPX. In addition, we, the Guarantor and any of our other affiliates, including the Selling Agents, are not responsible for the calculation of the SPX. You should make your own investigation into the SPX.

None of the Index Publisher or their affiliates, or any companies represented by the SPX, will be involved in any offering of the Notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities included in the SPX or the value of the notes.
We cannot assure you that publicly available information provided about the SPX is accurate or complete.  All disclosures relating to the SPX are derived from publicly available documents and other publicly available information, without independent verification. None of us, the Guarantor, the Selling Agents or our other affiliates has participated in, and will not participate in, the preparation of those documents or make any due diligence inquiry with respect to the SPX in connection with the offering of the notes. We and the Guarantor do not make any representation that those publicly available documents or any other publicly available information regarding the SPX is accurate or complete. We and the Guarantor are not responsible for the public disclosure of information by or about the SPX, whether contained in filings with the SEC or otherwise made publicly available. As a result we cannot give any assurance that all events which could impact the SPX or the accuracy or completeness of those public documents or information have been publicly disclosed. Any subsequent disclosure or future failure to disclose material events concerning the SPX could affect its value and therefore, the value of the Notes. You must rely on your own evaluation of the merits of an investment in the note.
The historical performance of the SPX should not be taken as an indication of its performance during the term of the notes. The SPX may perform better or worse than it has historically during the term of the notes. The historical performance of the SPX, including the historical performance set forth herein, should not be taken as an indication of the SPX’s future performance.
Valuation- and Market-related Risks
The public offering price you pay for the notes will exceed the initial estimated value. The range of initial estimated values of the notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models.  These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.
The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofA Securities, Inc. (“BofAS”) or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.  The value of your notes at any time after the pricing date will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.
If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the SPX and the 2y SOFR Swap Rate, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained.  We will not list the notes on any securities exchange.  We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.
The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in levels of the SPX and the 2y SOFR Swap Rate. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or the selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.
In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market.  In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes.  Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways.  The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.
●
The levels of the SPX and the 2y SOFR Swap Rate is expected to affect the market value of the notes. We expect that the market value of the notes will depend substantially on the levels of the SPX and the 2y SOFR Swap Rate, and expectations regarding the SPX and the 2y SOFR Swap Rate in the future. In general, the value of the notes will increase when expectations as to the levels of the SPX and the 2y SOFR Swap Rate increases, and the value of the notes will decrease when expectations as to the future levels of the SPX and the 2y SOFR Swap Rate decreases. If you sell your notes when the annual interest payable on the notes is less than, or expected to be less than, market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity.

●
Changes in the levels of interest rates may affect the market value of the notes.  The level of interest rates in the United States may affect the U.S. economy and, in turn, the levels of the 2y SOFR Swap Rate. Changes in prevailing interest rates may decrease the level of the 2y SOFR Swap Rate, which would decrease the interest rate on the notes, if payable. This, in turn, may decrease the market value of the notes.

●
Potential volatility of the SPX or the 2y SOFR Swap Rate.  Volatility is the term used to describe the size and frequency of market fluctuations. The 2y SOFR Swap Rate may be subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to: sentiment regarding underlying strength in the U.S. and global economies, expectations regarding the level of price inflation, sentiment regarding credit quality in U.S. and global credit markets, central bank policy regarding interest rates and the performance of capital markets. Increases or decreases in the volatility of the SPX or the 2y SOFR Swap Rate may have an adverse impact on the market value of the notes.
●
Economic and other conditions generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the SPX and the market value of the notes. The level of the 2y SOFR Swap Rate may be adversely affected by prevailing interest rates, which may be influenced by a number of factors, including general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, supply and demand for overnight U.S. Treasury repurchase agreements and other financial, political, regulatory, and judicial events. These factors interrelate in complex ways and may adversely affect the interest payable on and the market value of your notes.

●
Our and the Guarantor’s financial condition and creditworthiness.  Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, a decrease in our or the Guarantor’s credit spreads or an improvement in our of the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

●
Time to maturity.  There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the levels of the SPX and the 2y SOFR Swap Rate prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach a value that reflects the remaining interest payments on the notes based on the then-current levels of the SPX and the 2y SOFR Swap Rate.

Conflict-related Risks
Our trading and hedging activities, and those of the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you.  We, the Guarantor or one or more of our other affiliates, including the selling agent, may engage in trading activities related to the 2y SOFR Swap Rate and the SPX that are not for your account or on your behalf. These entities also may issue or underwrite other financial instruments with returns linked to the 2y SOFR Swap Rate or the SPX. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agent, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the levels of the 2y SOFR Swap Rate or the SPX or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.
We, the Guarantor and one or more of our other affiliates, including BofAS, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor, or our other affiliates, including BofAS, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the 2y SOFR Swap

Rate or the SPX. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. Each of these parties will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases.  Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor, and our other affiliates, including the selling agent, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.  One of our affiliates, MLCS, will be the calculation agent for the notes and, as such, will determine the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our affiliate and its responsibilities as calculation agent.
For example, if a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date are determined to have occurred with respect to the 2y SOFR Swap Rate, we or the calculation agent (after consulting with us) will determine the SOFR Swap Rate Replacement and the SOFR Swap Rate Replacement Adjustment and will make SOFR Swap Rate Replacement Conforming Changes with respect to, among other things, the determination of interest periods, the timing and frequency of determining rates and making payments of interest and other administrative matters, in connection with the applicable SOFR Swap Rate Replacement as set forth in this pricing supplement under set forth under “Description of the Notes—Interest—Determination of U.S. Dollar SOFR ICE Swap Rate®.”  Certain determinations, decisions and elections with respect to the SOFR Swap Rate Replacement will, or the occurrence or non-occurrence of a SOFR Swap Rate Transition Event and any SOFR Swap Rate Conforming Changes may, require the exercise of discretion and the making of subjective judgments by us or the calculation agent (after consulting with us). Any determination, decision or election made by us or the calculation agent pursuant to the applicable provisions set forth under “Description of the Notes—Interest—Determination of U.S. Dollar SOFR ICE Swap Rate®” will, if made by us, be made in our sole discretion and, if made by the calculation agent, be made after consultation with us and, in each case, will become effective without consent from the holders of the notes or any other party.  In making these potentially subjective determinations, the Issuer or its designee may have economic interests that are adverse to your interests as holder of the notes, and none of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action or making any determination, which may adversely affect the return on, value of and market for the notes.
For the reasons discussed above, we or the calculation agent may exercise discretion with respect to significant aspects of the terms and provisions of the notes (including with respect to calculating interest payable on the notes).

DESCRIPTION OF THE NOTES
General
The terms and provisions of the notes are set forth in this pricing supplement and, as applicable, the accompanying prospectus supplement and prospectus. The notes will be part of a series of our medium-term notes entitled “Senior Medium-Term Notes, Series A” issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.
Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding and the guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, in each case except obligations that are subject to any priorities or preferences by law.  Any payments due on the notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.
The notes will be issued in minimum denominations of $1,000, and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000.  The notes will mature on July 6, 2027.
The notes are not repayable at our or your option. The notes are not subject to any sinking fund.
If any scheduled interest payment date or the maturity date is not a business day, no adjustment will be made to the length of the corresponding quarterly interest period. The payment will be postponed to the next business day, and no additional interest will be payable as a result of such postponement.
The notes will be issued in book-entry form only.
Interest
Interest Payment Dates, Interest Periods, Interest Reset Dates
Each interest payment due for a quarterly interest period, if any, will be paid on January 6, April 6, July 6 and October 6 of each year, beginning on October 6, 2022, and ending on the maturity date (such dates, the “interest payment dates”).
Each quarterly interest period (other than the first quarterly interest period from, and including, the original date of issuance of the notes to, but excluding, October 6, 2022) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date, as applicable.
A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.
The interest rate for each interest period will be reset on the first day of that interest period, which we refer to as the “interest reset date.” The “interest determination date” for each such interest period will be the second U.S. government securities business day preceding the interest payment date for such interest period. The calculation agent will determine the applicable interest rate, if any, for each interest period on the interest determination date. Once determined by the calculation agent, the applicable interest rate for each quarterly interest period will apply from and including the interest reset date, through, but excluding, the next interest reset date (or the maturity date, as applicable). Interest for each interest period will be determined in arrears at the end of each interest period.
Determination of Interest by the Calculation Agent
Interest is computed on the basis of a 360-day year of twelve 30-day months.
For each quarterly interest period, interest will accrue quarterly at a rate per annum equal to 2y SOFR Swap Rate + 1.00% if the Observation Value of the SPX on the applicable interest determination date is greater than or equal to the Threshold Value. If the Observation Value of the SPX on the applicable interest determination date is less than the Threshold Value, no interest will be payable with respect to the applicable interest period. The calculation agent will determine the applicable interest rate, if any, for each interest period.
The “Starting Value” of the SPX will be the closing level of the SPX on the pricing date.
The “Observation Value” of the SPX will be the closing level of the SPX on the applicable interest determination date, subject to postponement in the event of a Market Disruption Event or non-Trading Day.
The “Threshold Value” will equal 50% of the Starting Value.
“2y SOFR Swap Rate” means the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years as of the applicable interest determination date.
Determination of U.S. Dollar SOFR ICE Swap Rate®
In respect of each interest determination date, the “U.S. Dollar SOFR ICE Swap Rate®” for the applicable tenor will be such rate as calculated and provided as of approximately 11:00 a.m., New York City time (or any amended time specified by the administrator of the U.S. dollar SOFR ICE Swap Rate® in the benchmark methodology) on such interest determination date by IBA as the administrator of the benchmark (or a successor administrator), as such rate appears for the indices “USISSO02 Index” on the Designated SOFR Swap Rate Page at approximately 12:15 p.m., New York City time, on such interest determination date, as determined by the calculation agent.
If the 2y SOFR Swap Rate cannot be determined in accordance with the preceding paragraph on any interest determination date, and a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have not occurred, then the 2y SOFR Swap Rate for such interest determination date will be determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of estimating such rate.
Notwithstanding the foregoing paragraph, if we or the calculation agent (after consulting with us) determines that a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred prior to the applicable SOFR Swap Rate Reference Time in respect of any determination of the 2y SOFR Swap Rate on any date, the applicable SOFR Swap Rate Replacement will replace the 2y SOFR Swap Rate for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates unless and until another SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred with respect to the applicable SOFR Swap Rate Replacement. In the event that a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred with respect to the 2y SOFR Swap Rate and we or the calculation agent (after consulting with us) have selected a SOFR Swap Rate Replacement, the provisions set forth in this paragraph shall apply to any such SOFR Swap Rate Replacement and references herein to the 2y SOFR Swap Rate shall mean such SOFR Swap Rate Replacement. In connection with the implementation of a SOFR Swap Rate Replacement, we or the calculation agent (after consulting with us) will have the right to make SOFR Swap Rate Replacement Conforming Changes from time to time. If we or the calculation agent (after consulting with us) determines that there is no such replacement rate as of any date of determination, then we or the calculation agent (after consulting with us) will determine a substitute rate or substitute rate value to be used in place of the 2y SOFR Swap Rate for that date of determination, after consulting such sources as we or it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR Swap Rate that was most recently published by the administrator of such rate) for the purpose of determining such substitute rate or substitute rate value.
As used in the foregoing terms and provisions relating to the determination of the U.S. Dollar SOFR ICE Swap Rate:
“Designated SOFR Swap Rate Page” means the page entitled “USD SOFR (11:15am NY)” that can be accessed on the Bloomberg Professional Services service (or any other page or screen that replaces that page or screen on the Bloomberg Professional Services service or such other service or services as may be nominated for the purpose of displaying rates for U.S. dollar swaps referencing SOFR by IBA or its successor or such other entity assuming the responsibility of IBA or its successor in calculating rates for U.S. dollar swaps referencing SOFR in the event IBA or its successor no longer does so).
“SOFR Swap Rate Replacement” means the sum of (a) the alternate rate of interest that has been selected by us or the calculation agent (after consulting with us) as an industry-accepted replacement for the 2y SOFR Swap Rate for U.S. dollar-denominated floating-rate notes at such time and (b) the SOFR Swap Rate Replacement Adjustment.
“SOFR Swap Rate Replacement Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or the calculation agent (after consulting with us) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the 2y SOFR Swap Rate with the applicable Unadjusted SOFR Swap Rate Replacement for U.S. dollar-denominated floating-rate notes at such time.
“SOFR Swap Rate Replacement Conforming Changes” means, with respect to any SOFR Swap Rate Replacement, changes to (1) any interest determination date, interest payment date, interest reset date, business day convention or interest period, (2) the manner, timing and frequency of determining rates and amounts of interest that are payable on the relevant notes and the conventions relating to such determination, (3) the timing and frequency of making payments of interest, (4) rounding conventions, (5) tenors, and (6) any other terms or provisions of the notes, in each case that we or the calculation agent (after consulting with us) determines, from time to time, to be appropriate to reflect the determination and implementation of such SOFR Swap Rate Replacement giving due consideration to any industry-accepted market practice.
“SOFR Swap Rate Replacement Date” means the earliest to occur of the following events with respect to the 2y SOFR Swap Rate:

(1) in the case of clause (1) or (2) of the definition of “SOFR Swap Rate Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such rate, as applicable, permanently or indefinitely ceases to provide such rate; or
(2) in the case of clause (3) of the definition of “SOFR Swap Rate Transition Event,” if such statement or publication referenced therein indicates that the administrator or regulatory supervisor for the administrator has determined that such rate is no longer representative: (a) at the date of such statement or publication referenced therein, the date of such statement or publication; or (b) as of a specified future date, the first date on which such rate would ordinarily have been published or provided and is non-representative by reference to the most recent statement or publication referenced therein, even if such rate continues to be published or provided on such date; or
(3) in the case of clause (4) or (5) of the definition of “SOFR Swap Rate Transition Event,” the date of such determination.
For the avoidance of doubt, if the event giving rise to the SOFR Swap Rate Replacement Date occurs on the same day as, but earlier than, the SOFR Swap Rate Reference Time in respect of any determination, the SOFR Swap Rate Replacement Date will be deemed to have occurred prior to the SOFR Swap Rate Reference Time for such determination.
“SOFR Swap Rate Transition Event” means the occurrence of one or more of the following events with respect to the 2y SOFR Swap Rate:
(1) a public statement or publication of information by or on behalf of the administrator of such rate announcing that such administrator has ceased or will cease to provide such rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such rate;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such rate, the central bank for the currency of such rate, an insolvency official with jurisdiction over the administrator for such rate, a resolution authority with jurisdiction over the administrator for the such rate or a court or an entity with similar insolvency or resolution authority over the administrator for such rate, which states that the administrator of such rate has ceased or will cease to provide such rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such rate;
(3) a public statement or publication of information by the administrator of such rate or the regulatory supervisor for the administrator of such rate announcing that such rate is no longer, or as of a specified future date will no longer be, representative of the underlying market and economic reality that such rate is intended to measure and that representativeness will not be restored; or
(4) a determination by us or the calculation agent (after consulting with us) that such rate has been permanently or indefinitely discontinued; or
(5) a determination by us or the calculation agent (after consulting with us) that (i) such rate as published is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating-rate notes at such time or (ii) such rate as published is no longer an industry-accepted rate of interest in the derivatives market for hedging transactions related to U.S. dollar-denominated floating-rate notes.
“SOFR Swap Rate Reference Time” with respect to any determination of the 2y SOFR Swap Rate means approximately 12:15 p.m., New York City time, on the applicable interest determination date; provided that if a SOFR Swap Rate Transition Event and related SOFR Swap Rate Replacement Date have occurred and we or the calculation agent (after consulting with us) has selected a SOFR Swap Rate Replacement, “SOFR Swap Rate Reference Time” will mean the time determined by us or the calculation agent (after consulting with us) in accordance with the SOFR Swap Rate Replacement Conforming Changes.
“Unadjusted SOFR Swap Rate Replacement” means the SOFR Swap Rate Replacement excluding the SOFR Swap Rate Replacement Adjustment.
Payment at Maturity
On the maturity date, you will be paid the principal amount of the notes and any accrued and unpaid interest on the notes, subject to our and the Guarantor’s credit risk. See “Risk Factors—Structure-related Risks—All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes” above.
Regardless of the amounts of the interest payable, if any, during each interest period over the term of the notes, you will receive your principal amount at maturity, assuming that we are otherwise able to pay our debts on the maturity date.
Additional Terms with Respect to the SPX
A “Trading Day” means a day on which (1) the applicable exchange(s), or their successors, are open for trading and (2) the SPX or any successor index is calculated and published.
Events Relating to the Pricing Date. If, as to the SPX, (i) a Market Disruption Event occurs on the pricing date or (ii) the pricing date is determined by the Calculation Agent not to be a Trading Day by reason of an extraordinary event, occurrence, declaration or otherwise, the closing level of the SPX for the pricing date will be its closing level on the first Trading Day following the pricing date on which no Market Disruption Event occurs with respect to the SPX; provided that the closing level will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Trading Day following the pricing date, regardless of the occurrence of a Market Disruption Event or non-Trading Day on that day.
Events Relating to Interest Determination Dates. If, as to the SPX, (i) a Market Disruption Event occurs on a scheduled interest determination date or (ii) the Calculation Agent determines that, by reason of an extraordinary event, occurrence, declaration or otherwise, any scheduled interest determination date is not a Trading Day for the SPX, the closing level of the SPX for such interest determination date will be deemed to be its closing level on the first Trading Day preceding such interest determination date on which no Market Disruption Event occurs with respect to the SPX.
Market Disruption Events. A “Market Disruption Event” means one or more of the following events, as determined by the Calculation Agent in its sole discretion:
(A)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in the SPX trade, as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the SPX or any Successor Index (as defined in “—Discontinuance of an Index” below); or

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the SPX, as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the SPX, or any Successor Index, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise.

For the purpose of determining whether a Market Disruption Event as to the SPX has occurred:
(1)
a limitation on the hours in a Trading Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the SPX, or any Successor Index, will not constitute a Market Disruption Event;
(3)
a suspension in trading in a futures or options contract on the SPX, or any Successor Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the SPX or any Successor Index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)
if applicable to Indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Adjustments to the SPX. After the pricing date, the Index Publisher of the SPX may make a material change in the method of calculating the SPX or in another way that changes the SPX such that it does not, in the opinion of the Calculation Agent, fairly represent the level of the SPX had those changes or modifications not been made. In this case, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated under the terms of the notes, make adjustments to the SPX. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the SPX as if those changes or modifications had not been made, and calculate the closing level of the SPX, as so adjusted.
Discontinuance of the SPX. After the pricing date, the Index Publisher may discontinue publication of the SPX. The Index Publisher or another entity may then publish a substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the SPX (a “Successor Index”). If this occurs, the Calculation Agent will substitute the Successor Index as calculated by the relevant index publisher or any other entity and calculate the level of the SPX at any time required under the terms of the notes.  If the Calculation Agent selects a Successor Index, the Calculation Agent will give written notice of the selection to the trustee, to us, to the Guarantor, and to the holders of the Notes.
If the Index Publisher discontinues publication of the SPX before the last date on which the level of the SPX must be determined for purposes of the notes, and the Calculation Agent does not select a Successor Index, then on each relevant day that the level of the SPX must be determined, until the earlier to occur of:
•	the determination of the final payment on the notes; and
•	a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will compute a substitute level for the SPX in accordance with the procedures last used to calculate the SPX before any discontinuance. The Calculation Agent will make available to holders of the notes information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the Calculation Agent in its reasonable discretion.
If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the SPX, the Successor Index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.
Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the SPX may adversely affect trading in the notes.
Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding the SPX, any Market Disruption Events, a Successor Index, Trading Days, determinations relating to changes to the SPX, the 2y SOFR Swap Rate, the amount of each interest payment, if any, U.S. Government Securities Business Days, and business days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
We have initially appointed our affiliate, MLCS, as the calculation agent, but we may change the calculation agent at any time without notifying you.
Same-Day Settlement and Payment
The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.
Events of Default and Rights of Acceleration
If an Event of Default, as defined in the senior indenture and in the section entitled “Description of Debt Securities—Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the principal amount plus any accrued and unpaid interest, calculated as though the date of acceleration were the Maturity Date of the notes and as though the final interest determination date were the third U.S. Government Securities Business Days prior to the date of acceleration. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.
Listing
The notes will not be listed on any securities exchange.

INFORMATION ABOUT U.S. DOLLAR SOFR ICE SWAP RATE® AND ITS METHODOLOGY
General
The U.S. Dollar SOFR ICE Swap Rate® was launched by IBA for use as a benchmark on November 8, 2021 in order to aid the market’s transition to SOFR and away from U.S. dollar LIBOR. IBA is the administrator of the U.S. Dollar SOFR ICE Swap Rate® and has overall responsibility for all aspects of the U.S. Dollar SOFR ICE Swap Rate® determination process, including the development, determination, dissemination, operation and governance of the various U.S. Dollar SOFR ICE Swap Rate® tenors. IBA has published the ICE Swap Rate® Methodology and certain other applicable policies which together set out IBA’s method for determining and publishing, rules and criteria relating to, and certain other information applicable to the U.S. Dollar SOFR ICE Swap Rate®. Information in the ICE Swap Rate® Methodology and IBA’s other applicable policies reflect the policies of, and are subject to change by, IBA. IBA licenses the U.S. Dollar SOFR ICE Swap Rate® to users for, among other purposes, use as a reference rate. The U.S. Dollar SOFR ICE Swap Rate® is calculated on each weekday other than those set forth in IBA’s ICE Swap Rate Holiday Calendar, which is available on the ICE Swap Rate® Website, and published in the ICE Report Center, a link to which is available on the ICE Swap Rate® Website. For any particular day, the only rate available for viewing on the ICE Report Center is the rate published for the preceding publication day.
Pursuant to the ICE Swap Rate® Methodology, the U.S. Dollar SOFR ICE Swap Rate® is calculated using eligible prices and volumes for U.S. dollar swaps referencing a compounded average of daily SOFR compounded in arrears for twelve months using standard market conventions, calculated on the basis of the actual number of days elapsed, with a year presumed to comprise 360 days). Input data for calculation of the U.S. Dollar SOFR ICE Swap Rate® consists of executable prices and volumes provided by regulated, electronic, trading venues and, if such trading venues do not provide sufficient eligible input data, dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with the foregoing, IBA uses movement interpolation, where possible for applicable tenors, to calculate a rate. Where it is not possible to calculate an U.S. Dollar SOFR ICE Swap Rate® for an applicable tenor in accordance with the foregoing, then IBA’s Insufficient Data Policy will apply and “No Publication” will be published for the U.S. Dollar SOFR ICE Swap Rate® of the applicable tenor. The U.S. Dollar SOFR ICE Swap Rate® for the various applicable tenors as reported on the ICE Report Center and the Designated SOFR Swap Rate Page is expressed as an integer; however, for purpose of calculations of interest with respect to the notes, such rate will be deemed to be expressed as a percentage (for example, if the U.S. Dollar SOFR ICE Swap Rate® is reported on the ICE Report Center and the Designated SOFR Swap Rate Page as 1.24, such rate for purposes of calculations of interest with respect to the notes will be deemed to be 1.24%).
IBA states that: (i) historical U.S. Dollar SOFR ICE Swap Rate® and other information may not be indicative of future information or performance, (ii) none of IBA, Intercontinental Exchange, Inc. (“ICE”) or any third party that provides data used to administer or determine the U.S. Dollar SOFR ICE Swap Rate® and other information (“Data Provider”), or any of its or their affiliates, makes any claim, prediction, warranty or representation whatsoever, expressly or impliedly, as to the timeliness, accuracy or completeness of the U.S. Dollar SOFR ICE Swap Rate® or other information, the results to be obtained from the use of the U.S. Dollar SOFR ICE Swap Rate® or other information, or as to the appropriateness or suitability of any the U.S. Dollar SOFR ICE Swap Rate® or other information for any particular purpose to which it might be put, (iii) to the fullest extent permitted by applicable law, none of IBA, ICE or any Data Provider, or any of its or their affiliates will be liable in respect of any inaccuracies, errors, omissions, delays, failures, cessations or changes (material or otherwise) in IBA’s U.S. Dollar SOFR ICE Swap Rate®  and other information, or for any damage, expense or other loss (whether direct or indirect) you may suffer arising out of or in connection with IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information or any reliance you may place upon it and (iv) all implied terms, conditions and warranties, including without limitation as to quality, merchantability, fitness for purpose, title or non-infringement, in relation to IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information are hereby excluded to the fullest extent permitted by applicable law.
Neither the ICE Swap Rate® Website, other pages to which the ICE Swap Rate® Website may contain hyperlinks, nor any of the information or materials available thereon, are incorporated by reference into this pricing supplement. Use of the U.S. Dollar SOFR ICE Swap Rate® is subject to important disclaimers set forth in IBA’s Benchmark and Other Information Notice and Disclaimer, available on the ICE Swap Rate® Website and in the ICE Swap Rate® Methodology.
We, BAC, the selling agent and IBA are not affiliated with the New York Fed. The New York Fed does not sanction, endorse, or recommend any products or services offered by us or IBA.
Historical Levels of 2Y SOFR Swap Rate
The following graph sets forth the historical performance of the 2Y SOFR Swap Rate from November 8, 2021 (the date the U.S. Dollar SOFR ICE Swap Rate® was launched by IBA for use as a benchmark) through June 27, 2022. This data is not intended to be indicative of the future performance of the 2Y SOFR Swap Rate or what the value of or return on the notes may be. Any historical upward or downward trend in the 2Y SOFR Swap Rate during any period set forth below is not an indication that the 2Y SOFR Swap Rate is more or less likely to increase or decrease in value at any time over the term of the notes or that these represent what the 2Y SOFR Swap Rate would have been on any hypothetical interest determination date. The graph below uses the 2Y SOFR Swap Rate as quoted on the Bloomberg Professional Services service on page “USD SOFR (11:15am NY)” for the indices “USISSO02 Index” (in the case of the 2y SOFR Swap Rate) at 12:15 p.m., New York City time, on the applicable date.
No one can predict what 2Y SOFR Swap Rate will be on any day throughout the life of the notes or what 2Y SOFR Swap Rate will be on any interest determination date. 2Y SOFR Swap Rate are new benchmarks that were launched by IBA on November 8, 2021. The future performance of 2Y SOFR Swap Rate and, by extension, the amount payable on and market value for the notes, cannot be predicted based on the limited historical information available. The amount payable on and market value for the notes may be lower and more volatile than a comparable investment where interest payments are determined by reference to a benchmark with more fulsome historical information.

Information About the SPX
All disclosures contained in this pricing supplement regarding the SPX, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX (the “Underlying Sponsor”). The Underlying Sponsor, which licenses the copyright and all other rights to the SPX, has no obligation to continue to publish, and may discontinue publication of, the SPX. The consequences of the Underlying Sponsor discontinuing publication of the SPX  are discussed in “Description of the Notes — Discontinuance of an Index” above. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the SPX or any Successor Index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the SPX. You should make your own investigation into the SPX.
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. SPDJI, the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
Company additions to the SPX must have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).
SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Historical Performance of the SPX
The following graph sets forth the daily historical performance of the SPX in the period from January 3, 2017 through June 27, 2022. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the SPX during any period set forth above is not an indication that the closing level of the SPX is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the SPX.

License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SUPPLEMENTAL PLAN OF DISTRIBUTION; ROLE OF BOFAS AND CONFLICTS OF INTEREST
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as a selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.  The selling agent is a party to the Distribution Agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-66 of the accompanying prospectus supplement.
The selling agent will receive the compensation set forth on the cover page of this pricing supplement as to the notes sold through its efforts. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions.  The price to public for investors purchasing the notes in these accounts may be as low as $990.00 (99.00%) per $1,000 in principal amount of the notes.  See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement. We or one of our affiliates may pay varying selling concessions of up to 1.00% in connection with the distribution of the notes to other registered broker-dealers.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes.  Any price offered by BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the 2y SOFR Swap Rate, the level of the SPX and the remaining term of the notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
Any price that BofAS may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States.  There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the Notes in any jurisdiction other than the United States. As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the Notes is being made to residents of:
●	Aruba
●	Australia
●	Bahamas
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao
●	Gibraltar
●	Indonesia
●	Italy
●	Iran
●	Kazakhstan

●	Malaysia
●	New Zealand
●	North Korea
●	Norway
●	Russia
●	Syria
●	Venezuela
You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-68 of the accompanying prospectus supplement.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below).  This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or the United Kingdom which has implemented the Prospectus Regulation (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”).  Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors.  Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of notes other than to Qualified Investors.  The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.  Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial

Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

STRUCTURING THE NOTES
The notes are our debt securities, the return on which is linked to the performance of the 2y SOFR Swap Rate.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes at the time the terms of the notes are set and on the pricing date being less than their public offering price.
In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of 2y SOFR Swap Rate, the tenor of the notes and the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-8 above.

U.S. FEDERAL INCOME TAX SUMMARY
The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations.  This summary is based upon the Internal Revenue Code of 1986 (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.  This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.  This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
U.S. Holders
We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Please see the discussion in the prospectus under the section entitled “U.S. Federal Income Tax Considerations—General—Consequences to U.S. Holders—Variable Rate Debt Securities” for a discussion of these rules.
Upon the sale, exchange or retirement, or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Any gain or loss realized on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.
Non-U.S. Holders
Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations—General—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.